Golden Minerals Announces Intent to Sell El Quevar Silver Project and Provides Corporate Update

GOLDEN, CO - /BUSINESS WIRE/ - September 3, 2024 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) today announced it has signed a letter agreement to sell Silex Argentina S.A. (“Silex”), its wholly-owned subsidiary that owns the El Quevar Project, and also provided updates on additional corporate activities.

Silex Argentina Sale

The Company signed a Letter Agreement (the “Letter Agreement”) with Butte Energy Inc. (“Butte”) whereby Butte agreed to purchase 100% of the issued and outstanding shares of Silex, which is the sole owner of the El Quevar project located in Salta Province, Argentina (“El Quevar”). The Letter Agreement is intended to be binding on the parties, pending (i) negotiation of a definitive Acquisition Agreement (the “Acquisition Agreement”) on or prior to September 30, 2024, and (ii) closing of the sales transaction (the “Transaction”) on or prior to October 31, 2024. The purchase price for the acquisition of 100% of Silex is US$3,500,000, payable in cash, as follows:

1.	US$500,000, as a non-refundable deposit, payable to Golden by the close of business on September 3, 2024;
2.	US$500,000 payable to Golden upon execution of the Acquisition Agreement; and
3.	US$2,500,000 payable to Golden upon closing of the Transaction (collectively, the “Transaction Payments”).

Given its immediate cash requirements, the Company has entered into the Letter Agreement to address near-term liquidity needs. As previously disclosed, the closing of the sale of the final portions of the Velardeña Properties (located in Durango State, Mexico) has not been completed and there is an outstanding payment with respect to that sale of approximately US$2.8 million currently owed to the Company. While the Company initially planned to conduct additional drilling and complete an updated Technical Report at El Quevar, the Company believes that the sale of Silex is the most effective strategy for alleviating the Company’s short-term financial pressures. Moving forward, the Company intends to concentrate its exploration efforts on its other projects, including Sarita Este/Desierto and Sand Canyon, subject to the availability of future funding.

Closing of the Transaction will be subject to additional conditions, including receipt of regulatory approvals, completion of due diligence review by Butte, and approvals from the board of directors of each of Butte and Golden. INFOR Financial Inc. is acting as financial advisor to Golden Minerals in relation to this Transaction.

CUCA Sales

On August 28, 2024, the Company sold its wholly-owned Mexican subsidiary, Minera Labri S.A. de C.V. (“Minera Labri”), to a private Mexican company for approximately US$445,500. Minera Labri previously owned the Velardeña Properties’ Plant 1, which together with the Velardeña mines, was sold to another privately-held Mexican group earlier in 2024. Upon consummation of that transaction, Minera Labri held no assets but held net operating losses and inflation-adjusted capital contributions. Under Mexican law, the balance of Minera Labri’s capital contribution accounts (“CUCAs”) may be bought and sold. All funds related to the sale of the CUCAs have now been received and are expected to be deployed to reduce existing liabilities of the Company and its subsidiaries.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Desierto Claim Returned to Golden

In the third quarter of 2022, the Mining Court of the Province of Salta, Argentina (“Salta”), declared the cancellation of the Company’s Desierto I mining concession. The Company disputed the cancellation, believing it to be without merit. On August 28, 2024, the judges of the Court of Appeals of Salta (i) accepted the Company’s appeal, (ii) revoked the Mining Court’s resolutions of cancellation and (iii) ordered the restitution to the Company of the Desierto I mining concession.

Liquidity Update

The Company previously disclosed in August 2024 that it did not have sufficient resources to meet its expected cash requirements over the twelve months ending June 30, 2025. The Company ceased mining at the Velardeña mines in the first quarter 2024, and subsequently sold the mines and certain related assets; the payment of US$2.8 million of the purchase price for the remaining Velardeña assets has been delayed and is overdue.  The Company’s only near-term opportunity to generate cash flow to meet its expected cash requirements is from the sale of assets, equity or other external financing.  As of August 30, 2024, the Company has cash and cash equivalents of approximately US$0.9 million.

The Company is taking actions to address its liquidity and financial stability concerns. As a part of these efforts, the Company is evaluating and pursuing alternatives to obtain sufficient funds to continue as a going concern, including the potential sale of the Company, finalizing the sale of its assets at the Velardeña Properties, closing of the Transaction to sell Silex, seeking buyers or partners for the Company’s other assets or obtaining equity or other external financing. The proceeds from these sales would be directed toward addressing the Company’s ongoing operating expenses and satisfying its liabilities, while seeking to maximize any remaining value for its shareholders. If the Company is unable to obtain additional resources, it may be forced to cease operations and liquidate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”), including statements regarding the Company entering into the Acquisition Agreement and closing the Transaction; the Company receiving the Transaction Payments contemplated by the Letter Agreement, Acquisition Agreement and Transaction; the Company’s intention to concentrate its exploration efforts on its Sarita Este/Desierto and Sand Canyon projects, subject to the availability of future funding; the Company’s ability to continue as a going concern in the absence of cash flow from the sale of its assets, equity or other external financing and the Company’s ongoing evaluation and pursuit of alternatives to obtain sufficient financing to continue as a going concern.

These statements are subject to risks and uncertainties including the Company’s receipt of the Transaction Payments; the ability of the Company to sell or realize value from the sale of the Silex Shares or its other assets, or from equity or other external financings; the receipt by the Company of the outstanding amounts owed in respect of the sale of the Velardeña Properties;  increases in costs and declines in general economic conditions; changes in political conditions, in tax, royalty, environmental and other laws in the United States, Mexico or Argentina and other market conditions; and fluctuations in silver and gold prices. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities & Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060